EXHIBIT 99.1

Integer Holdings Corporation Reports Third Quarter 2024 Results

~ Continued strong performance with 3Q24 financial results ~
~ Raising midpoint of 2024 operating profit and EPS outlook ~

PLANO, Texas, Oct. 24, 2024 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR) today announced results for the three and nine months ended September 27, 2024.

Our previously announced sale of the Electrochem business for $50 million in cash remains on track and is expected to close later this month. Except for cash flow measures, prior period amounts have been recast to exclude the Electrochem business, which is a discontinued operation, consistent with GAAP continuing operations presentation. Unless otherwise stated, all results and comparisons set forth in this release are presented on a continuing operations basis.

Third Quarter 2024 Highlights (compared to Third Quarter 2023, except as noted)

  Sales increased 9% to $431 million, with organic growth of 4%.
  GAAP income from continuing operations increased $8 million to $36 million, an increase of 29%. Non-GAAP adjusted net income increased $6 million to $50 million, an increase of 14%.
  GAAP operating income increased $9 million to $58 million, an increase of 19%. Non-GAAP adjusted operating income increased $11 million to $76 million, an increase of 17%.
  GAAP diluted EPS from continuing operations increased $0.18 per share to $1.01 per share. Non-GAAP adjusted EPS increased $0.14 per share to $1.43 per share.
  Adjusted EBITDA increased $15 million to $96 million, an increase of 18%.
  From the end of 2023, total debt increased $119 million to $1.079 billion and net total debt increased $105 million to $1.055 billion, primarily to finance the acquisition of Pulse Technologies, resulting in a leverage ratio of 3.0 times adjusted EBITDA as of September 27, 2024.

Third Quarter 2024 YTD Highlights (compared to Third Quarter 2023 YTD, except as noted)

  Sales increased 10% to $1.267 billion, with organic growth of 6%.
  GAAP income from continuing operations increased $26 million to $88 million, an increase of 41%. Non-GAAP adjusted net income increased $25 million to $133 million, an increase of 23%.
  GAAP operating income increased $31 million to $151 million, an increase of 26%. Non-GAAP adjusted operating income increased $40 million to $209 million, an increase of 23%.
  GAAP diluted EPS from continuing operations increased $0.64 per share to $2.49 per share. Non-GAAP adjusted EPS increased $0.67 per share to $3.87 per share.
  Adjusted EBITDA increased $48 million to $266 million, an increase of 22%.

“Third quarter year to date, Integer delivered 10% sales growth and a 23% increase in adjusted operating income versus a year ago,” said Joseph Dziedzic, Integer’s president and CEO. “We expect 2024 sales growth of 10% to 11% with above-market organic sales growth of 7% to 8%. We are raising the midpoint of our full year adjusted operating income outlook by $4 million dollars, to 20% year over year, up from 18% in our previous outlook.”

Mr. Dziedzic added, “The divestiture of Electrochem will make Integer a pure-play medical technology company and provides additional capital to invest in capabilities and capacity that support our targeted growth markets.”

Discussion of Product Line Third Quarter 2024 Sales

  Cardio & Vascular sales increased 13% in the third quarter 2024 compared to the third quarter 2023, driven by new product ramps in electrophysiology and structural heart, and the InNeuroCo and Pulse acquisitions.
  Cardiac Rhythm Management & Neuromodulation sales increased 3% in the third quarter 2024 compared to the third quarter 2023, driven by strong growth in emerging neuromodulation customers with PMA (pre-market approval) products.
  Advanced Surgical, Orthopedics & Portable Medical sales increased 12% in the third quarter 2024 compared to the third quarter 2023, primarily driven by fulfillment timing of last-time-buy orders related to the planned multi-year Portable Medical exit announced in 2022.

2024 Outlook(a)

  The 2024 Outlook excludes Electrochem. As previously communicated, the prior 2024 outlook included the following estimated amounts for Electrochem:
    Sales of $36 million.
    GAAP operating income of $3 million. Non-GAAP adjusted operating income of $4 million.
    Adjusted EBITDA of $5 million.
    GAAP net income of $0 million. Non-GAAP adjusted net income of $1 million.
    GAAP diluted EPS of $0.00. Non-GAAP adjusted EPS of $0.02.
    $3 million of allocated interest expense as part of discontinued operations.
  Unless otherwise stated, 2024 Outlook and comparisons are presented on a continuing operations basis.
  We have raised the midpoint of our full year profit and EPS outlook, compared to the 2024 outlook from July, revised to exclude Electrochem.
(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,707 to $1,727	10% to 11%	N/A	N/A
Operating income	$205 to $213	26% to 30%	$280 to $288	18% to 22%
EBITDA	N/A	N/A	$358 to $368	18% to 21%
Income from continuing operations	$122 to $128	37% to 44%	$181 to $188	16% to 21%
Diluted earnings per share	$3.42 to $3.61	30% to 37%	$5.24 to $5.43	14% to 18%
Cash flow from operating activities(c)	$195 to $205	8% to 14%	N/A	N/A

(a)	Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for adjusted operating income, adjusted EBITDA, adjusted net income and adjusted earnings per Share (“EPS”), included in our “2024 Outlook” above, and adjusted total interest expense, adjusted effective tax rate and leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b)	Adjusted operating income for 2024 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $75 million, pre-tax.

Adjusted net income for 2024 consists of GAAP income from continuing operations, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, and gain or loss on equity investments totaling approximately $73 million, pre-tax. The after-tax impact of these items is estimated to be approximately $59 million, or approximately $1.67 per diluted share.

Adjusted EPS for 2024 consists of GAAP diluted EPS from continuing operations, excluding the after-tax impact of the Adjusted net income items noted above and the estimated dilution resulting from the potential conversion of our 2028 Convertible Notes expected to be offset by capped call option contracts, which is approximately $0.15 per diluted share.

Adjusted EBITDA is expected to consist of GAAP income from continuing operations, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $177 million to $181 million.

(c)	Cash flows from operating activities includes an immaterial amount related to discontinued operations.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Supplemental Financial Information

(dollars in millions)	2024 Outlook	2023 Actual
Depreciation and amortization	$106 to $110	$96
Adjusted total interest expense(a)	$55 to $57	$47
Stock-based compensation	$24 to $25	$23
Restructuring, acquisition and other charges(b)	$20 to $22	$21
Adjusted effective tax rate(c)	18.0% to 19.0%	17.6%
Leverage ratio(d)	2.6x to 2.7x	3.1x
Capital expenditures(e)	$100 to $110	$120
Cash income tax payments	$36 to $40	$30

(a)	Adjusted total interest expense refers to our expected full-year GAAP interest expense, expected to range from $55 million to $57 million for 2024, adjusted to remove the full-year impact of charges associated with the accelerated write-off of debt discounts and deferred issuance costs (loss on extinguishment of debt) included in GAAP interest expense, if any. Adjusted total interest expense of $46.8 million for 2023 consists of GAAP interest expense of $51.3 million less $4.5 million of losses from the extinguishment of debt.

(b)	Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, other general expenses and incremental costs of complying with the new European Union medical device regulations.

(c)	Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 18.0% to 19.0% for 2024, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items. Adjusted effective tax rate of 17.6% for 2023 consists of GAAP effective tax rate of 15.4% adjusted to reflect the impact on the income tax provision related to Non-GAAP adjustments.

(d)	Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio.
(e)	Capital expenditures is calculated as cash used to acquire property, plant, and equipment (PP&E) less cash proceeds from the sale of PP&E.

Summary Financial Results

(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 27, 2024	September 29, 2023	QTD Change	September 27, 2024	September 29, 2023	YTD Change
Operating income	$58,011	$48,776	18.9%	$151,206	$119,791	26.2%
Income from continuing operations	$36,282	$28,174	28.8%	$88,080	$62,330	41.3%
Diluted EPS from continuing operations	$1.01	$0.83	21.7%	$2.49	$1.85	34.6%

EBITDA(a)	$86,346	$68,944	25.2%	$232,225	$186,839	24.3%
Adjusted EBITDA(a)	$95,526	$80,681	18.4%	$265,597	$217,669	22.0%
Adjusted operating income(a)	$75,647	$64,596	17.1%	$208,667	$169,158	23.4%
Adjusted net income(a)	$49,832	$43,638	14.2%	$133,183	$107,876	23.5%
Adjusted EPS(a)	$1.43	$1.29	10.9%	$3.87	$3.20	20.9%

(a)	EBITDA, adjusted EBITDA, adjusted operating income, adjusted net income, and adjusted EPS are non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures. Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended
	September 27, 2024	September 29, 2023	QTD Change	Organic Change(a)
Product Line Sales
Cardio & Vascular	$241,009	$214,004	12.6%	6.2%
Cardiac Rhythm Management & Neuromodulation	165,094	160,121	3.1%	2.2%
Advanced Surgical, Orthopedics & Portable Medical	25,314	22,678	11.6%	(1.0)%
Total Sales	$431,417	$396,803	8.7%	4.3%

	Nine Months Ended
	September 27, 2024	September 29, 2023	YTD Change	Organic Change(a)
Product Line Sales
Cardio & Vascular	$694,278	$613,701	13.1%	6.5%
Cardiac Rhythm Management & Neuromodulation	490,086	459,643	6.6%	5.7%
Advanced Surgical, Orthopedics & Portable Medical	82,735	77,808	6.3%	6.5%
Total Sales	$1,267,099	$1,151,152	10.1%	6.2%

(a)	Organic sales change is a non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information

The Company will host a conference call on Thursday, October 24, 2024, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (800) 715-9871 (U.S.) or (646) 307-1963 (outside U.S.) and the conference ID is 4525826. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, Integer is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The company's brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

Investor Relations:

Andrew Senn
763.951.8312
andrew.senn@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change. Unless otherwise indicated, all financial metrics presented reflect continuing operations only.

Adjusted net income and adjusted EPS consist of GAAP income from continuing operations and diluted EPS from continuing operations, respectively, adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) restructuring and restructuring-related charges; (iii) acquisition and integration related costs; (iv) other general expenses; (v) (gain) loss on equity investments; (vi) extinguishment of debt charges; (vii) European Union medical device regulation incremental charges; (viii) inventory step-up amortization; (ix) unusual, or infrequently occurring items; (x) the income tax provision (benefit) related to these adjustments and (xi) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by adjusted weighted average shares.

The weighted average shares used to calculate diluted EPS in accordance with GAAP includes dilution, when applicable, resulting from the potential conversion of our 2.125% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”). In connection with the issuance of the 2028 Convertible Notes, we entered into capped call contracts which are expected to reduce the potential dilution on our common stock in connection with any conversion of the 2028 Convertible Notes, subject to a cap. Adjusted weighted average shares consists of GAAP weighted average shares used to calculate diluted EPS, excluding, when applicable, dilution resulting from the potential conversion of our 2028 Convertible Notes expected to be offset by the capped call contracts.

EBITDA is calculated by adding back interest expense, provision for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to income from continuing operations, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (vi), (x) and (xi). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (v), (vi), (x) and (xi).

Organic sales change is reported sales growth adjusted to remove the impact of foreign currency, the contribution of acquisitions and the strategic exit of the Portable Medical market. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue. For contribution of acquisitions, we exclude the impact on the growth rate attributable to the contribution of acquisitions in all periods where there were no comparable sales. For the strategic exit of the Portable Medical market, we exclude the impact on the growth rate attributable to Portable Medical sales for all periods presented.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters.

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: our 2024 outlook including future sales, expenses, and profitability; the timing for the closing of the Electrochem sale transaction; our ability to execute our business model and our business strategy; projected capital spending; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “outlook,” “projected,” “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “project,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A, “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as our dependence upon a limited number of customers; pricing pressures and contractual pricing restraints we face from customers; our reliance on third-party suppliers for raw materials, key products and subcomponents; interruptions in our manufacturing operations; our ability to attract, train and retain a sufficient number of qualified associates to maintain and grow our business; the potential for harm to our reputation and competitive advantage caused by quality problems related to our products; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; global climate change and the emphasis on Environmental, Social and Governance matters by various stakeholders; our dependence upon our senior management team and key technical personnel; our energy market revenues’ dependence on conditions in the historically volatile oil and natural gas industries; and consolidation in the healthcare industry resulting in greater competition;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial and indebtedness risks, such as our ability to accurately forecast future performance based on operating results that often fluctuate; our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under the credit agreement governing our Senior Secured Credit Facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; the conditional conversion feature of the 2028 Convertible Notes adversely impacting our liquidity, the conversion of our 2028 Convertible Notes, if it were to occur, diluting ownership interests of existing holders of our common stock; the counterparty risk associated with our capped call transaction; the counter financial and market risks related to our international operations and sales; our complex international tax profile; and our ability to realize the full value of our intangible assets;
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability to comply with customer-driven policies and third-party standards or certification requirements; our ability to obtain and/or retain necessary licenses from third parties for new technologies; our ability and the cost to comply with environmental regulations; legal and regulatory risks from our international operations; the fact that the healthcare industry is highly regulated and subject to various regulatory changes; and our business being indirectly subject to healthcare industry cost containment measures that could result in reduced sales of our products; and
  other risks and uncertainties that arise from time to time.

Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	September 27, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$35,574	$23,674
Accounts receivable, net	241,708	231,283
Inventories	265,415	229,102
Refundable income taxes	8,216	1,998
Contract assets	99,287	85,871
Prepaid expenses and other current assets	24,956	28,035
Current assets of discontinued operations held for sale	54,876	17,705
Total current assets	730,032	617,668
Property, plant and equipment, net	472,315	392,569
Goodwill	1,033,078	994,007
Other intangible assets, net	805,174	779,598
Deferred income taxes	6,782	7,001
Operating lease assets	78,624	81,319
Financing lease assets	17,205	11,675
Other long-term assets	24,439	22,407
Noncurrent assets of discontinued operations held for sale	—	36,409
Total assets	$3,167,649	$2,942,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5,000	$—
Accounts payable	116,837	118,258
Income taxes payable	571	3,896
Operating lease liabilities	8,883	8,564
Accrued expenses and other current liabilities	86,138	86,748
Current liabilities of discontinued operations held for sale	4,969	3,503
Total current liabilities	222,398	220,969
Long-term debt	1,074,339	959,925
Deferred income taxes	143,236	143,552
Operating lease liabilities	69,115	72,126
Financing lease liabilities	13,996	10,272
Other long-term liabilities	23,379	14,303
Noncurrent liabilities of discontinued operations held for sale	—	2,464
Total liabilities	1,546,463	1,423,611
Stockholders’ equity:
Common stock	34	33
Additional paid-in capital	736,125	727,435
Retained earnings	858,544	771,351
Accumulated other comprehensive income	26,483	20,223
Total stockholders’ equity	1,621,186	1,519,042
Total liabilities and stockholders’ equity	$3,167,649	$2,942,653

Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Sales	$431,417	$396,803	$1,267,099	$1,151,152
Cost of sales	314,849	291,813	924,881	850,827
Gross profit	116,568	104,990	342,218	300,325
Operating expenses:
Selling, general and administrative	44,820	41,444	137,734	127,875
Research, development and engineering	11,923	14,068	42,811	48,917
Restructuring and other charges	1,814	702	10,467	3,742
Total operating expenses	58,557	56,214	191,012	180,534
Operating income	58,011	48,776	151,206	119,791
Interest expense	14,577	11,493	43,140	39,221
(Gain) loss on equity investments	(906)	3,451	(2,035)	3,472
Other loss, net	916	580	1,796	1,699
Income from continuing operations before taxes	43,424	33,252	108,305	75,399
Provision for income taxes	7,142	5,078	20,225	13,069
Income from continuing operations	36,282	28,174	88,080	62,330
Income (loss) from discontinued operations, net of tax	(843)	(917)	(887)	1,963
Net income	$35,439	$27,257	$87,193	$64,293

Basic earnings per share:
Income from continuing operations	$1.08	$0.84	$2.62	$1.87
Income (loss) from discontinued operations	$(0.03)	$(0.03)	$(0.03)	$0.06
Basic earnings per share	$1.05	$0.82	$2.60	$1.93

Diluted earnings per share:
Income from continuing operations	$1.01	$0.83	$2.49	$1.85
Income (loss) from discontinued operations	$(0.02)	$(0.03)	$(0.03)	$0.06
Diluted earnings per share	$0.99	$0.81	$2.46	$1.91

Weighted average shares outstanding:
Basic	33,656	33,346	33,579	33,305
Diluted	35,791	33,774	35,441	33,679

Condensed Consolidated Statements of Cash Flows - Unaudited (a)
(in thousands)

	Nine Months Ended
	September 27, 2024	September 29, 2023
Cash flows from operating activities:
Net income	$87,193	$64,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,104	73,116
Debt related charges included in interest expense	2,962	7,126
Inventory step-up amortization	1,056	—
Stock-based compensation	18,729	17,099
Non-cash lease expense	6,928	8,124
Non-cash (gain) loss on equity investments	(2,035)	3,472
Contingent consideration fair value adjustment	—	(526)
Other non-cash (gains) losses	4,433	(734)
Deferred income taxes	—	(5)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(4,888)	(58)
Inventories	(31,515)	(25,785)
Prepaid expenses and other assets	(495)	(1,473)
Contract assets	(13,159)	(14,863)
Accounts payable	4,295	(869)
Accrued expenses and other liabilities	(5,355)	7,401
Income taxes payable	(8,279)	(11,692)
Net cash provided by operating activities	141,974	124,626
Cash flows from investing activities:
Acquisition of property, plant and equipment	(86,267)	(82,885)
Purchase of intangible asset	(250)	—
Proceeds from sale of property, plant and equipment	30	100
Acquisitions, net	(138,544)	—
Net cash used in investing activities	(225,031)	(82,785)
Cash flows from financing activities:
Principal payments of long-term debt	(2)	(415,938)
Proceeds from issuance of convertible notes, net of discount	—	486,250
Proceeds from revolving credit facility	234,500	294,603
Payments of revolving credit facility	(117,500)	(353,993)
Purchase of capped calls	—	(35,000)
Payment of debt issuance costs	(2,071)	(2,181)
Proceeds from the exercise of stock options	742	2,303
Tax withholdings related to net share settlements of restricted stock unit awards	(10,773)	(3,067)
Contingent consideration payments	—	(7,660)
Principal payments on finance leases	(9,772)	(854)
Other financing activities	501	—
Net cash provided by (used in) financing activities	95,625	(35,537)
Effect of foreign currency exchange rates on cash and cash equivalents	(668)	1,566
Net increase in cash and cash equivalents	11,900	7,870
Cash and cash equivalents, beginning of period	23,674	24,272
Cash and cash equivalents, end of period	$35,574	$32,142

(a)	The Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Table A: Adjusted Net Income and Diluted EPS from Continuing Operations Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	September 27, 2024			September 29, 2023
	Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Income from continuing operations (GAAP)	$43,424	$36,282	$1.01	$33,252	$28,174	$0.83
Adjustments(b):
Amortization of intangible assets	13,626	10,972	0.32	13,021	10,292	0.30
Certain legal expenses (SG&A)(c)	481	381	0.01	—	—	—
Restructuring and restructuring-related charges(d)	1,916	1,467	0.04	470	444	0.01
Acquisition and integration costs(e)	1,017	800	0.02	777	580	0.02
Other general expenses(f)	83	76	—	28	28	—
(Gain) loss on equity investments(g)	(906)	(716)	(0.02)	3,451	2,726	0.08
Loss on extinguishment of debt(h)	—	—	—	87	68	—
Medical device regulations(i)	209	165	—	205	164	—
Other adjustments(j)	304	240	0.01	1,319	1,042	0.03
Tax adjustments(k)	—	165	—	—	120	—
Impact of capped call option contracts	—	—	0.03	—	—	—
Adjusted net income (non-GAAP)	$60,154	$49,832	$1.43	$52,610	$43,638	$1.29

Weighted average shares for diluted EPS (GAAP)		35,791			33,774
Less: 2028 Convertible Notes capped call options impact		(1,003)			—
Adjusted weighted average shares (non-GAAP)		34,788			33,774

	Nine Months Ended
	September 27, 2024			September 29, 2023
	Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Income from continuing operations (GAAP)	$108,305	$88,080	$2.49	$75,399	$62,330	$1.85
Adjustments(b):
Amortization of intangible assets	40,586	32,668	0.95	38,884	30,735	0.91
Certain legal expenses (SG&A)(c)	835	660	0.02	—	—	—
Restructuring and restructuring-related charges(d)	5,738	4,569	0.13	5,162	4,120	0.12
Acquisition and integration costs(e)	8,408	6,658	0.19	1,715	1,282	0.04
Other general expenses(f)	(972)	(653)	(0.02)	137	107	—
(Gain) loss on equity investments(g)	(2,035)	(1,608)	(0.05)	3,472	2,743	0.08
Loss on extinguishment of debt(h)	—	—	—	4,518	3,569	0.11
Medical device regulations(i)	762	602	0.02	1,241	981	0.03
Other adjustments(j)	1,048	828	0.02	2,228	1,760	0.05
Inventory step-up amortization (COS)(l)	1,056	834	0.02	—	—	—
Tax adjustments(k)	—	545	0.02	—	249	0.01
Impact of capped call option contracts	—	—	0.07	—	—	—
Adjusted net income (Non-GAAP)	$163,731	$133,183	$3.87	$132,756	$107,876	$3.20

Weighted average shares for diluted EPS (GAAP)		35,441			33,679
Less: 2028 Convertible Notes capped call options impact		(1,027)			—
Adjusted weighted average shares (non-GAAP)		34,414			33,679

(a)	Income from continuing operations (GAAP) per diluted share amounts are calculated in accordance with GAAP using weighted average shares for diluted EPS. The per share amounts for the adjustments in the table above and adjusted net income are calculated using adjusted weighted average shares.

(b)	The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(c)	Certain legal expenses associated with non-ordinary course legal matters.
(d)	We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.

(e)	Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.

(f)	Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons. The expenses for the 2024 and 2023 periods include gains and losses in connection with the disposal of property, plant and equipment. In addition, during the second quarter of 2024, we recorded $1.2 million of loss recoveries relating to property damage which occurred in the fourth quarter of 2023 at one of our manufacturing facilities.

(g)	Amounts reflect our share of equity method investee (gains) losses including unrealized appreciation/depreciation of the underlying interests of the investee.
(h)	Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts, which are included in interest expense. The 2023 amount represents a write-off of unamortized deferred debt issuance costs and discounts in connection with the amendments to the credit agreement governing our credit facilities, prepayments of portions of the Term Loan A Facility, and repayment in full of the Term Loan B Facility.

(i)	The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(j)	Amount primarily relates to costs associated with certain formal strategic projects. Strategic projects primarily involve system reconfiguration to support our manufacturing excellence operational strategic imperative and investments in certain technology and platform development to align our capabilities to meet customer needs.

(k)	Tax adjustments predominately relate to acquired foreign tax credits, including utilization, changes to uncertain tax benefits and associated interest.
(l)	The accounting associated with our acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Operating income (GAAP)	$58,011	$48,776	$151,206	$119,791
Adjustments:
Amortization of intangible assets	13,626	13,021	40,586	38,884
Certain legal expenses	481	—	835	—
Restructuring and restructuring-related charges	1,916	470	5,738	5,162
Acquisition and integration costs	1,017	777	8,408	1,715
Other general expenses	83	28	(972)	137
Medical device regulations	209	205	762	1,241
Other adjustments	304	1,319	1,048	2,228
Inventory step-up amortization	—	—	1,056	—
Adjusted operating income (non-GAAP)	$75,647	$64,596	$208,667	$169,158

Table C: EBITDA Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Income from continuing operations (GAAP)	$36,282	$28,174	$88,080	$62,330

Interest expense	14,577	11,493	43,140	39,221
Provision for income taxes	7,142	5,078	20,225	13,069
Depreciation(a)	14,025	10,836	38,424	32,337
Amortization of intangible assets and financing leases	14,320	13,363	42,356	39,882
EBITDA (non-GAAP)	86,346	68,944	232,225	186,839
Stock-based compensation(a)	6,076	5,487	18,532	16,875
Certain legal expenses	481	—	835	—
Restructuring and restructuring-related charges	1,916	470	5,738	5,162
Acquisition and integration costs	1,017	777	8,408	1,715
Other general expenses	83	28	(972)	137
(Gain) loss on equity investments	(906)	3,451	(2,035)	3,472
Medical device regulations	209	205	762	1,241
Other adjustments	304	1,319	1,048	2,228
Inventory step-up amortization	—	—	1,056	—
Adjusted EBITDA (non-GAAP)	$95,526	$80,681	$265,597	$217,669

(a)	Excludes amounts included in Restructuring and restructuring-related charges.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Impact of Strategic Exits and Acquisitions(a)	Non-GAAP Organic Change
QTD Change (3Q 2024 vs. 3Q 2023)
Product Line
Cardio & Vascular	12.6%	0.1%	6.3%	6.2%
Cardiac Rhythm Management & Neuromodulation	3.1%	—%	0.9%	2.2%
Advanced Surgical, Orthopedics & Portable Medical	11.6%	—%	12.6%	(1.0)%
Total Sales	8.7%	0.1%	4.3%	4.3%

YTD Change (9M 2024 vs. 9M 2023)
Product Line
Cardio & Vascular	13.1%	0.1%	6.6%	6.5%
Cardiac Rhythm Management & Neuromodulation	6.6%	—%	0.9%	5.7%
Advanced Surgical, Orthopedics & Portable Medical	6.3%	—%	(0.2)%	6.5%
Total Sales	10.1%	—%	3.9%	6.2%

(a)	Sales growth has been adjusted to exclude the impact of foreign currency exchange rate fluctuations and acquisitions and strategic exits.

Table E: Net Total Debt Reconciliation
(in thousands)

	September 27, 2024	December 31, 2023
Total debt	$1,079,339	$959,925
Add: Debt discounts and deferred issuance costs included in Total debt	11,659	14,075
Total principal amount of debt outstanding	1,090,998	974,000
LESS: Cash and cash equivalents	35,574	23,674
Net Total Debt (Non-GAAP)	$1,055,424	$950,326